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                                  EXHIBIT 10.1

                              BIG SKY WESTERN BANK
                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement"), signed as of October ____, 1998, between BIG SKY WESTERN BANK ("Bank") and MICHAEL F. RICHARDS ("Executive") and ratified by GLACIER BANCORP, INC., takes effect on the effective date of the Share Exchange ("Effective Date").

                                    RECITALS

A. Glacier Bancorp, Inc. ("Glacier") has entered into a Plan and Agreement of Share Exchange ("Share Exchange Agreement") with the Bank, pursuant to which all of the outstanding shares of Bank common stock will be exchanged for shares of Glacier common stock ("Share Exchange"). As a result of the Share Exchange, the Bank will become a subsidiary of Glacier.

B. Before the Share Exchange, Executive has served as President of the Bank.

C. Glacier and the Bank desire Executive to continue his employment at the Bank under the terms and conditions of this Agreement.

D. Executive desires to continue his employment at the Bank under the terms and conditions of this Agreement.

E. Executive and Bank are parties to an Executive Salary Continuation Agreement dated March 20, 1996 ("Continuation Agreement"), and both parties desire that such agreement remain in full force and effect.

                                    AGREEMENT

        In consideration of the promises set forth in this Agreement, the parties agree as follows.

1. EMPLOYMENT. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive's title will be President of the Bank. During the Term of this Agreement, Executive will serve as a director of the Bank.

2.      EFFECTIVE DATE AND TERM.

        a. Term. The term of this Agreement ("Term") is three years, beginning on the Effective Date.


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        b.      Abandonment or Termination of the Share Exchange. This Agreement
                is void if the Share Exchange Agreement is terminated in accordance with its terms.

3. DUTIES. The Bank will employ Executive as its President. Executive will faithfully and diligently perform his assigned duties, which are as follows:

        a. Bank Performance. Executive will be responsible for all aspects of the Bank's performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with Glacier's and the Bank's policies.

        b. Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in Gallatin County, Montana.

        c. Report to Board. Executive will report directly to the Bank's board of directors and to the Chief Executive Officer of Glacier. The Bank's board of directors may, from time to time, modify Executive's title or add, delete, or modify Executive's performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of Glacier. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

4. EXTENT OF SERVICES. Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in
        Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank's prior written consent, make or maintain any investment in a business with which the Bank and/or Glacier has an existing competitive or commercial relationship.

5. SALARY. Initially, Executive will receive an annual salary of $95,000, to be paid in accordance with the Bank's regular payroll schedule. Subsequent salary increases are subject to the Bank's annual review of Executive's compensation and performance, but will not be less than five percent (5%) annually for the duration of this Agreement.

6. INCENTIVE COMPENSATION. Each year during the Term, the Bank's board of directors, subject to ratification by Glacier's board of directors, will determine the amount of bonus to be paid by the Bank to Executive for that year. In making this determination, the Bank's board of directors will consider factors such as Executive's performance of his duties and the safety, soundness and profitability of the Bank. Executive's bonus will reflect Executive's contribution to the performance of the Bank during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior


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        officers at Glacier. This bonus will be paid to Executive no later than
        January 31 of the year following the year in which the bonus is earned by Executive.

7. INCOME DEFERRAL. Executive will be eligible to participate in any program available to the Bank's and Glacier's senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8. EXECUTIVE EVALUATION. During the last year of this Agreement and upon Executive's request, Glacier will use its best efforts to review Executive's performance and to notify Executive whether this Agreement will be extended, modified or terminated. It will be the Executive's responsibility to request such evaluation from Glacier.

9.      VACATION AND BENEFITS.

        a. Vacation and Holidays. Executive will receive the greater of (a) four weeks of paid vacation each year or (b) the vacation benefits set forth in Glacier's schedule for senior employees with Executive's years of service with the Bank, in addition to all holidays observed by the Bank. Each year, Executive may carry over up to two weeks of unused vacation to the following year. Any unused vacation time in excess of two weeks will not accumulate or carry over from one calendar year to the next.

        b. Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Glacier may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's or Glacier's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). The Bank will continue to operate under Executive's fully funded key-man life insurance policy in place on the Effective Date. Neither the Bank nor Glacier through this Agreement obligates itself to make any particular benefits available to its employees.

        c. Business Expenses. The Bank will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

10.     TERMINATION OF EMPLOYMENT.

        a. Termination By Bank for Cause. If the Bank terminates Executive's employment for Cause (defined below) before this Agreement terminates, the Bank will pay


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                Executive the salary earned and expenses reimbursable under this
                Agreement incurred through the date of his termination, and the Continuation Agreement will remain in effect according to its terms. Executive will have no right to receive compensation or other benefits for any period after termination under this
                Section 10.

        b. Other Termination By Bank. If the Bank terminates Executive's employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive for the remainder of the Term the compensation and other benefits he would have been entitled to if his employment had not terminated, and the Continuation Agreement will remain in effect according to its terms for the remainder of the Term.

        c. Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 180 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 10(c), subject to the Continuation Agreement, Executive or his estate will be entitled to receive all compensation (less any long-term disability payments received by Executive) and benefits earned and expenses reimbursable through the date Executive's employment terminated.

        d.      Termination Related to a Change in Control.

                (1) Termination by Bank. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction, (for reasons other than Executive's death, disability, or Cause) (1) terminates Executive's employment within one year following a Change in Control (as defined below) or (2) terminates Executive's employment before the Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, the Bank will provide Executive with the greater of (1) the payment and benefits described in
                        Section 10(d)(3) or (2) the compensation and other benefits he would have been entitled to for the remainder of the Term if his employment had not been terminated.

                (2) Termination by Executive. If Executive terminates Executive's employment, with or without Good Reason, within one year following a Change in Control, the Bank will provide Executive with the payment and benefits described in Section 10(d)(3).


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                (3)     Payments. If Section 10(d)(1) or (2) is triggered in
                        accordance with its terms, the Bank will: (i) pay Executive a single payment in an amount equal to Executive's annual salary (determined as of the day before the date Executive's employment was terminated) and (ii) maintain and provide for one-year following Executive's termination, at no cost to Executive, the benefits described in Section 9(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive's participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Bank will arrange to provide Executive with either benefits substantially similar to those benefits or a cash payment of substantially similar value in lieu of the benefits.

        e. Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this
                Agreement:

                (1)     the total of the payments and benefits described in
                        Section 10(d)(3) will be less than the amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

                (2) the payments and benefits described in Section 10(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Bank or its successor after the Change in Control; and

                (3) Executive's right to receive the payments and benefits described in Section 10(d)(3) terminates (i) immediately, if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank terminates Executive's employment for Cause, or (ii) one year after a Change in Control occurs.

        f. Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Glacier. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or Glacier. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

        g.      Cause. "Cause" means any one or more of the following:

                (1) Willful misfeasance or gross negligence in the performance of Executive's duties;

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                (2)     Conviction of a crime, other than a misdemeanor traffic
                        violation, in connection with his duties;

                (3) Conduct demonstrably and significantly harmful to the Bank from a financial point of view, as reasonably determined on the advice of legal counsel by the Bank's board of directors; or

                (4) Subject to Section 10(c), permanent disability, meaning a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

        h. Good Reason. "Good Reason" means only any one or more of the following:

                (1) Reduction of Executive's salary or reduction or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

                (2) The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement; or

                (3) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than sixty (60) miles each way from Big Sky, Montana.

        i. Change in Control. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, within the meaning of section 280G of the Internal Revenue Code.

11. CONFIDENTIALITY. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information (which term is not intended to include his personal knowledge or experience) concerning the Bank or Glacier or their business operations, unless (1) the Bank or Glacier consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive's duties under this Agreement or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code Section 30-14-402), various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Glacier.

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        Executive will also treat the terms of this Agreement as confidential business information.

12. NONCOMPETITION. During (i) the Term and the terms of any extensions or renewals of this Agreement; (ii) any time period during which Executive is receiving termination payments under Section 10 (except pursuant to the Continuation Agreement); and (iii) for a period of one year after Executive's employment with the Bank and/or Glacier has terminated for Cause pursuant to Section 10, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:

        a. provide management, supervisory or other similar services to any person or entity engaged in any business in Gallatin County, Montana which is directly competitive with the business of the Bank or Glacier as conducted during the term of this Agreement or as conducted as of the date of termination of employment;

        b. persuade or entice, or attempt to persuade or entice, any employee of the Bank or Glacier to terminate his/her employment with the Bank or Glacier; or

        c. persuade or entice or attempt to persuade or entice, any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or Glacier.

13.     ENFORCEMENT.

        a. The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and Glacier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Bank and Glacier to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

        b. Executive acknowledges the Bank and Glacier will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

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14.     COVENANTS. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.     ARBITRATION.

        a. Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

        b. Governing Law. All proceedings will be held at a place designated by the arbitrator in Flathead County, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Montana law.

        c. Exception to Arbitration. Notwithstanding the above, if Executive violates Section 11 or 12, the Bank will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15.

16.     MISCELLANEOUS PROVISIONS.

        a. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

        b. Binding Effect. This Agreement will bind and inure to the benefit of the Bank's, Glacier's and Executive's heirs, legal representatives, successors and assigns.


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        c.      Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

        d. Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

        e. Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

        f. Amendment. This Agreement may be modified only through a written instrument signed by both parties.

        g. Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

        h. Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

        i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

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        Signed October ____, 1998:

                                            BIG SKY WESTERN BANK:


                                            By
                                                  ------------------------------
                                                  Robert L. Kester
                                            Its:  Chairman and CEO


                                            EXECUTIVE:


                                            ------------------------------------
                                            Michael F. Richards




        Ratified October ____, 1998

                                            GLACIER BANCORP, INC.


                                            By
                                                  ------------------------------
                                                  Michael J. Blodnick
                                            Its:  President and CEO



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